EXHIBIT 5



                                                                   June 5, 2000


Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215

Ladies and Gentlemen:

I am an Executive Vice President, the General Counsel, and the Secretary of Laboratory Corporation of America Holdings, and I offer this opinion in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 1.7 million shares of common stock, par value $0.10 per share (the "Common Stock"), deliverable in accordance with the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan as referred to in such Form S-8 (the "Plan").

I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption and amendment of the Plan as I have deemed necessary or advisable for the purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan will be duly authorized, validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                Very truly yours,


                                                /s/ Bradford T. Smith, Esq.
                                                Executive Vice President,
                                                General Counsel and Secretary

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